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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
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/ / Check this box if no                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    longer subject to
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    continue.  SEE                       Section 30(f) of the Investment Company Act of 1940
    Instruction 1(b).
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1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person
                                                                                                to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
   MCINTYRE, DOUGLAS A.                         ON2 TECHNOLOGIES, INC.   (ONT)                 ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below)
                                                Person, if an entity                          President and Chief Executive Officer
   145 HUDSON STREET                            (voluntary)                AUGUST 2002        -------------------------------------
--------------------------------------------                            ------------------- (3) Individual or Joint/Group Reporting
                  (Street)                                              5. If Amendment,          (check applicable line)
                                                                           Date of Original   _X_Form Filed by One Reporting Person
                                                                           (Month/Year)       ___Form Filed by More than One
   NEW YORK, NY 10013                                                                            Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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(3) Title of Security              2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
    (Instr. 3)                        action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  end of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Common Stock                         08/28/2002   P             1,000        A    $0.12/shr   -5,000-           D
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Common Stock                         08/28/2002   P             1,000        A    $0.15/shr   -5,000-           D
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Common Stock                         08/28/2002   P             1,000        A    $0.14/shr   -5,000-           D
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Common Stock                         08/28/2002   P             2,000        A    $0.14/shr   -5,000-           D
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                                                                                                                             (Over)
* If the form is filed by more than one reporting person, see instruction 4(b)(v).




FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:






                                                                                    /s/ Douglas A. McIntyre          August 29,2002
                                                                                  ---------------------------------  --------------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3-99)
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